DEED OF AMENDMENT

between

Renova Industries Ltd.

CMCR Management Limited

and

Renova Media Enterprises, Ltd.

in respect of

UP TO US$ 59,140,000 CREDICT FACILITY AGREEMENT

Dated September 15, 2006

 DEED OF AMENDMENT

This Deed of Amendment (this "Deed") is made and entered into on September 15,  2006, between RENOVA INDUSTRIES LTD, a company registered in the Bahamas and whose registered office is at Shirley House, 50 Shirley Street, P.O. Box N-7755, Nassau, Bahamas ("Renova"), CMCR MANAGEMENT LIMITED, a company registered in the Bahamas and whose registered office is at Winterbotham Place, Marlborough & Queen Street, P.O. Box № 10429, Nassau, Bahamas ("CMCR" and together with Renova, the "Principals" and each individually, a "Principal"), and RENOVA MEDIA ENTERPRISES LTD., a company registered in the Bahamas, and whose registered office is at Shirley House, 50 Shirley Street, P.O. Box N-7755, Nassau, Bahamas (the "Company", and together with Renova and CMCR, the "Parties" and each individually, a "Party").

WHEREAS, on 19 April 2006 the Parties entered into a Credit Facility Agreement Up To US$ 59,140,000 pursuant to which Renova and CMCR  being as of Completion 51% and 49% shareholders of the Company have agreed to make available to the Company a loan facility in the aggregate amount of US$59,140,000 (the “Loan 1 Agreement”);

WHEREAS, subsequent to the date of the Loan 1 Agreement and on the date of Completion the Parties entered into a certain Second Deed of Amendment (“Second Deed”) in respect of a Shareholders Agreement of 19 April 2006 between the Parties in respect of the Company and a Shares Sale and Purchase Agreement 19 April 2006 by and between the Company and CMCR (the “SPA”) and Loan 1 Agreement, by which the Parties have amended (a) the definition of “CMCR Commitment” to a reference to US$ 39,206,114; and (b) the definition of “Renova Commitment” to a reference to US$ 40,806,363; and (c) Preamble of the Loan 1 Agreement to a reference to US$ 80,012,477;

WHEREAS, by its Credit Facility Request of 7 April, 2006 the Company requested from CMCR and Renova a Loan in the amount of US$ 35,850,000, and on the date of this Deed US$ 79,976,627 of the Facility Amount has not been utilized by the Company;

WHEREAS, the Parties have agreed for the Company to draw an additional Loan in the amount of US$ 21,000,000 and provide for the Company’ being able to draw additional Loan amounts in the future within the Facility Amount on the terms of the Loan 1 Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, the Parties agree as follows:

1.

Certain Definitions

In this Deed, the following words shall have the following meanings:

"CMCR" has the meaning set forth in the Preamble.

"Company" has the meaning set forth in the Preamble.

“Completion” has the meaning assigned to in the SPA.

"Deed" has the meaning set forth in the Preamble.

“Loan” has the meaning assigned to it in the Loan 1 Agreement.

“Loan 1 Agreement” has the meaning set forth in the Preamble.

“Facility Amount” has the meaning assigned to it in the Loan 1 Agreement.

"Party" or "Parties" has the meaning set forth in the Preamble.

"Person" means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

"Principal" or "Principals" has the meaning set forth in the Preamble.

"Renova" has the meaning set forth in the Preamble.

“Request” has the meaning assigned to it in Loan 1 Agreement.

“Second Deed” has the meaning set forth in the Preamble.

"SPA" has the meaning set forth in the Preamble.

"US$" and "United States Dollars" means the lawful currency of the United States of America that at the time of payment is legal tender.

2.

Interpretation

In this Deed, unless otherwise specified:

(a)

the singular includes the plural and vice versa and any gender includes either gender;

(b)

the headings in this Deed are inserted for convenience only and shall not affect its construction;

(c)

references to this Deed or to any other document include a reference to this Deed or such other document as varied, amended, modified, novated or supplemented from time to time;

(d)

references to any gender shall include all other genders;

(e)

references to the word "include" or "including" are to be construed without limitation;

(f)

references to any Clause, paragraph or Schedule are to those contained in this Deed and all Schedules to this Deed are an integral part of this Deed;

(g)

in writing includes, unless otherwise provided in this Deed, any communication made by letter or facsimile transmission, but not electronic mail;

(h)

U.S. Dollar amounts include the equivalents in any other currency unless otherwise specified herein.

3.

Amendments to Loan 1 Agreement

3.1

The Parties hereby agree to remove the limitation on the Company’s right to deliver numerous Requests by:

(a)

deleting sub-clause 5.1 (d) of the Loan 1 Agreement; and

(b)

amending sub-clause 5.2 (c) of the Loan 1 Agreement to read “the aggregate amount of the requested Loan, including any Loan amounts already paid to the Company pursuant to previous Requests, does not exceed the Total Commitments.”

3.2

The Parties hereby further agree to amend sub-clauses 5.3 (b) and 5.3 (c) by replacing reference to “its Commitment” with a reference to “its share of the Loan requested by the Company”.

4.

Continuing Effect

Except as specifically provided in this Deed, all of the provisions of the Loan 1 Agreement shall remain in full force and effect.

5.

Costs; Fees; Expenses

Each of the Parties shall bear its own legal, accountant and other costs, fees, charges and expenses connected with negotiation, preparation, execution and performance of this Deed.

6.

Amendments and Waivers

No amendment of any provision of this Deed shall be valid unless the same shall be in writing and signed by the Parties.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

7.

Severability

Any term or provision of this Deed that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.

Entire Agreement

This Deed and the Loan 1 Agreement, as amended by the Second Deed, constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof, and supersede all prior oral and written agreements or understandings of the Parties relating hereto, all of which shall be deemed terminated, null and void and of no further effect from the date hereof.  This Deed shall be binding on all successors and permitted assignees of the Parties.

9.

Further Assurances

Each Party shall perform and execute, or arrange for the performance and execution of, each necessary act, document and thing reasonably within its power for the purposes of implementing the provisions of this Deed.

10.

Counterparts

This Deed may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.

Governing Law and Language

This Deed shall be governed by, and construed in accordance with, English law.

12.

Arbitration

Clause 34 of the Shareholders Agreement (Arbitration) shall apply mutatis mutandis to this Deed.

13.

Confidentiality

Clause 23 of the Shareholders Agreement (Confidentiality) shall apply mutatis mutandis to this Deed.

14.

Third Party Rights

The Parties do not intend that any term of this Deed shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 1999 by any Person who is not a party to this Deed.

IN WITNESS WHEREOF, the Parties hereto have executed this Deed as of the date first written above.

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Executed as a Deed on behalf of

CMCR MANAGEMENT LIMITED,

a company incorporated in the Bahamas by

[N. Andreyanova] and [_____________], being persons who, in accordance with the laws of that territory are acting under the authority of CMCR Management Limited

) ) ) ) ___/s/ N. Andreyanova_ ) Attorney-in-fact ) ) ) ______________________ ) )

Executed as a Deed on behalf of

RENOVA INDUSTRIES LIMITED,

a company incorporated in the Bahamas by

[Shakira Burrows] and [Marco Montanari], being persons who, in accordance with the laws of that territory are acting under the authority of Renova Industries Limited

) ) ) ) __/s/ Shakira Burrows______ ) Director ) ) ) ) __/s/ Marco Montanari________ ) Director/Secretary )

Executed as a Deed on behalf of

RENOVA MEDIA ENTERPRISES LTD.,

a company incorporated in the Bahamas by

[Marco Montanari] and [Shakira Burrows], being persons who, in accordance with the laws of that territory are acting under the authority of Renova Media Enterprises Ltd.

) ) ) ) __/s/ Marco Montanari________ ) Director ) ) ) ) __/s/ Shakira Burrows_________ ) Director/Secretary ) ) )